UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☑	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

NUVEEN INSURED NEW YORK DIVIDEND ADVANTAGE MUNICIPAL FUND (NKO)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Nuveen Funds
PROXY Reminder Notice
Special Meeting of Shareholders Adjourned
Dear Shareholder:
Due to insufficient shareholder response, the Nuveen Funds Special Meeting of Shareholders, originally scheduled for October 12, 2007 at 10:00 a.m. Central Time, has been adjourned. We urge you to act promptly to reduce the need for additional mailings and phone calls.
WE NEED YOUR VOTE!
Shareholders are being asked to consider several important proposals as more fully described in the materials sent to you. One of the proposals that you are being asked to consider involves the recent announcement by Nuveen Investments, Inc., the parent company of Nuveen Asset Management, your Fund’s investment adviser, of its intention to be acquired by investors led by Madison Dearborn Partners, LLC. The acquisition requires the shareholders to approve a new Investment Management Agreement. Your Fund investment will not change as a result of the change of ownership and Nuveen Asset Management will continue to manage your fund according to the same objectives and policies. The materials previously sent to you contain important information regarding this proposal and other proposals that shareholders are being asked to consider.
Your Fund’s Board recommends shareholders vote “FOR” each of the proposals.
If you have any questions regarding the proposals, please call Computershare Fund Services, your Fund’s proxy agent, at 1-866-434-7510. Representatives are available Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m., Eastern Standard Time.
We encourage you to vote TODAY using one of the following convenient options:
1.	Vote by Phone. Call the toll-free number listed on your proxy ballot and follow the recorded instructions.

2.	Vote Online. Log on to the Internet address on your proxy ballot and follow the instructions.

3.	Vote by Mail. Sign, date and return the enclosed proxy ballot using the enclosed postage-paid envelope.
Thank you for your prompt attention to this matter. If you have already voted, we appreciate your vote.
YOUR PARTICIPATION IS IMPORTANT! PLEASE VOTE TODAY!